Exhibit 99.1

       Pope Resources Adopts Unit Repurchase Plan for up to $5 Million in
                             Limited Partner Units

     POULSBO, Wash.--(BUSINESS WIRE)--Oct. 31, 2007--Pope Resources (NasdaqGSM:POPEZ), A Delaware Limited Partnership, today announced that the company has adopted a unit repurchase plan. Under the plan the Partnership may repurchase limited partner units having an aggregate value of not more than $5,000,000. The plan permits the partnership's management to repurchase units in compliance with Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended, and includes provisions permitting management to enter into one or more programmed trading plans permitted under Exchange Act Rule 10b5-1. This rule allows an issuer to repurchase its securities at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. Any programmed trading plan implemented by the partnership would be adopted only at times during which no restriction exists under such laws and while no blackout period is in effect.

     The unit repurchase period will commence November 1, 2007 and may continue for up to one year. While the aggregate maximum purchase price of units repurchased under the plan is $5,000,000, the actual price of any units repurchased under the plan is subject to management's discretion and to the terms of any applicable Rule 10b5-1 plan. There is no guarantee as to the exact number of units that will be repurchased under the repurchase program, and the company may discontinue purchases at any time. Repurchased units will be redeemed and retired.

     About Pope Resources

     Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage over 430,000 acres of timberland and development property in Washington and Oregon. In addition, we provide forestry consulting and timberland management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.


     CONTACT: Pope Resources
              Tom Ringo, VP & CFO, 360-697-6626
              Fax: 360-697-1156